                                                       RULE NO. 424(b)(3)
                                                       REGISTRATION NO. 33-55363


PROSPECTUS



                           MERRILL LYNCH & CO., INC.
                          17,000,000 DEPOSITARY SHARES
         EACH REPRESENTING A ONE-FOUR HUNDREDTH INTEREST IN A SHARE OF
                    9% CUMULATIVE PREFERRED STOCK, SERIES A

                         -----------------------------

       On November 3, 1994, 17,000,000 Depositary Shares (the "Depositary Shares"), each representing a one-four hundredth ownership interest in a share of 9% Cumulative Preferred Stock, Series A, $10,000 liquidation preference per share, (the "9% Preferred Stock") of Merrill Lynch & Co., Inc. (the "Company") were issued. Each Depositary Share entitles the holder to all proportional rights and preferences of the 9% Preferred Stock deposited with the Depositary (as defined herein) and represented thereby (including dividend, voting, redemption and liquidation rights). The Depositary Shares are evidenced by the Depositary Receipts (as defined herein). See "Description of Depositary Shares".

       Dividends on the 9% Preferred Stock are cumulative from the date of original issue and are payable quarterly on March 30, June 30, September 30 and December 30 of each year at the rate per annum of 9% of the $10,000 liquidation preference per share, equivalent to $2.25 per annum per Depositary Share. See "Description of 9% Preferred Stock--Dividends" and "Description of Depositary Shares--Dividends and Other Distributions".

       The 9% Preferred Stock is not redeemable prior to December 30, 2004. On and after that date, the 9% Preferred Stock will be redeemable at the option of the Company, in whole at any time or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $25 per Depositary Share), plus accrued and unpaid dividends (whether or not declared) to the date fixed for redemption. For a description of the rights and preferences of the 9% Preferred Stock, see "Description of 9% Preferred Stock".

       The Depositary Shares are listed on the New York Stock Exchange under the symbol "MER.PRA". The 9% Preferred Stock will not be listed on any securities exchange and the Company does not expect that there will be any trading market for the 9% Preferred Stock except as represented by the Depositary Shares.

                         -----------------------------

 THESE SECURITIES HAVE  NOT  BEEN  APPROVED OR DISAPPROVED BY  THE SECURITIES
  AND  EXCHANGE  COMMISSION  OR  ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES  AND  EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS   PROSPECTUS.  ANY
         REPRESENTATION  TO  THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.

                         -----------------------------

     This Prospectus has been prepared in connection with the Depositary Shares and is to be used by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly owned subsidiary of the Company, in connection with offers and sales related to market-making transactions in the Depositary Shares. MLPF&S may act as principal or agent in such transactions. The Depositary Shares may be offered on the New York Stock Exchange, or off such exchange in negotiated transactions, or otherwise. Sales will be made at prices related to prevailing prices at the time of sale. The distribution of the Depositary Shares will conform to the requirements set forth in the applicable sections of Schedule E to the By-Laws of the National Association of Securities Dealers, Inc.

                         -----------------------------

                              Merrill Lynch & Co.

                         -----------------------------

                 The date of this Prospectus is December 11, 1995.

       The Commissioner of Insurance of The State of North Carolina has not approved or disapproved the offering of the Securities made hereby nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus.

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, the American Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange.

       The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the Depositary Shares and the 9% Preferred Stock. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The Company's Annual Report on Form 10-K for the year ended December 30, 1994, Quarterly Report on Form 10-Q for the periods ended March 31, 1995 and June 30, 1995, and Quarterly Report on Form 10-Q for the period ended September 29, 1995, as amended by Form 10-Q/A (Amendment No. 1), and Current Reports on Form 8-K dated January 12, 1995, January 23, 1995, February 8, 1995, February 9, 1995, March 3, 1995, March 9, 1995, April 18, 1995, May 2, 1995, May 23, 1995, July 18, 1995, July 21, 1995, August 1,
     1995, August 2, 1995, September 19, 1995, October 17, 1995, November 2, 1995, and November 27, 1995 filed pursuant to Section 13 of the Exchange Act, are hereby incorporated by reference into this Prospectus.

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Depositary Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
     Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY (WITHOUT EXHIBITS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE) OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MR. GREGORY T. RUSSO, SECRETARY, MERRILL LYNCH & CO., INC., 100 CHURCH STREET, 12TH FLOOR, NEW YORK, NEW YORK 10080-6512; TELEPHONE NUMBER (212) 602-8435.

       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF AN OFFER TO BUY FROM, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           MERRILL LYNCH & CO., INC.


       Merrill Lynch & Co., Inc. is a holding company that, through its subsidiaries and affiliates, provides investment, financing, insurance, and related services on a global basis. Its principal subsidiary, MLPF&S, one of the largest securities firms in the world, is a leading broker in securities, options contracts, and commodity and financial futures contracts; a leading dealer in options and in corporate and municipal securities; a leading investment banking firm that provides advice to, and raises capital for, its clients; and an underwriter of selected insurance products. Other subsidiaries provide financial services on a global basis similar to those of MLPF&S and are engaged in such other activities as international banking, lending, and providing other investment and financing services. Merrill Lynch International Incorporated, through subsidiaries and affiliates, provides investment, financing, and related services outside the United States and Canada. Merrill Lynch Government Securities Inc. is a primary dealer in obligations issued or guaranteed by the U.S. Government and by Federal agencies or instrumentalities. Merrill Lynch Capital Services, Inc., Merrill Lynch Derivative Products, Inc., and Merrill Lynch Capital Markets PLC are the Company's primary derivative product dealers and enter into interest rate and currency swaps and other derivative transactions as intermediaries and as principals. Merrill Lynch Asset Management, L.P., with its related affiliates, is one of the largest mutual fund managers in the world and provides investment advisory services. The Company's insurance underwriting operations consist of the underwriting of life insurance and annuity products. Banking, trust, and mortgage lending operations conducted through subsidiaries of the Company include issuing certificates of deposit, offering money market deposit accounts, making secured loans, and providing foreign exchange facilities and other related services.


       The principal executive office of the Company is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; its telephone number is (212) 449-1000.

     RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                                NINE MONTHS
                                         YEAR ENDED LAST FRIDAY IN DECEMBER         ENDED
                                        1990    1991    1992    1993    1994  SEPTEMBER 29, 1995
                                        ----    ----    ----    ----    ----  ------------------
     Ratio of earnings to combined
     fixed charges and preferred stock
     dividend requirements              1.1     1.2     1.3     1.4     1.2          1.2

          For the purpose of calculating the ratio of earnings to combined fixed charges and preferred stock dividend requirements, "earnings" consists of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consists of interest costs, that portion of rentals estimated to be representative of the interest factor, amortization of debt expense and preferred stock dividend requirements of majority-owned subsidiaries.

                       DESCRIPTION OF 9% PREFERRED STOCK


       The following summary contains a general description of certain terms of the 9% Preferred Stock. The description of certain provisions of the 9% Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), including the Certificate of Designations (the "Certificate of Designations") relating to the 9% Preferred Stock, the form of which has been filed with the Commission.

     GENERAL

       At September 29, 1995, the Company's authorized capital stock consisted of 500,000,000 shares of common stock, par value $1.33-1/3 per share (the "Common Stock"), and 25,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). The Company's Stockholder Rights Plan provides for the distribution of preferred purchase rights ("Rights") to holders of Common Stock upon an announcement of an acquisition of a specified percentage of the outstanding shares of Common Stock by a person or group or the commencement of a tender or exchange offer for a specified percentage of outstanding shares of Common Stock. The Rights entitle the holder to purchase fractions of a share of Series A Junior Preferred Stock, par value $1.00.

       The Board of Directors of the Company has the authority, without approval of the stockholders, to issue shares of Preferred Stock from time to time in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series. The Preferred Stock ranks prior to the Common Stock and any other stock of the Company that is expressly made junior to the Preferred Stock as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company. As of September 29, 1995, there were 3,000 shares of Preferred Stock issued as Remarketed Preferred(Service Mark) ("RP(Registered Trademark)") Stock, Series C (the "Remarketed Preferred Stock") of which 1,938 shares were outstanding, and 42,500 shares of Preferred Stock issued as 9% Cumulative Preferred Stock, Series A represented by 17,000,000 Depositary Shares. As of September 29, 1995, MLPF&S held approximately 160,400 Depositary Shares in connection with its market-making transactions in the Depositary Shares. The 9% Preferred Stock and Remarketed Preferred Stock have dividend and liquidation preference over the Common Stock and over the Series A Junior Preferred Stock issuable pursuant to the Rights Agreement.

       The 9% Preferred Stock is a single series consisting of 42,500 shares. The holders of 9% Preferred Stock have no preemptive rights. The 9% Preferred Stock is fully paid and nonassessable.

       The 9% Preferred Stock ranks on a parity with all other outstanding series of preferred stock issued by the Company as to payment of dividends (except with respect to cumulation thereof) and as to the distribution of assets upon liquidation, dissolution, or winding up of the Company.

       The 9% Preferred Stock is not convertible into shares of Common Stock of the Company and is not subject to any sinking fund or other obligation of the Company to repurchase the 9% Preferred Stock.

     DIVIDENDS

       Holders of shares of 9% Preferred Stock are entitled to receive, as, if and when declared by the Board of Directors of the Company out of assets of the Company legally available for payment, cumulative cash dividends at a rate per annum equal to 9% of the $10,000 liquidation preference per share (equivalent to $2.25 per Depositary Share). Dividends on the 9% Preferred Stock are payable quarterly, as, if and when declared by the Board of Directors of the Company, on March 30, June 30, September 30 and December 30 of each year (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, determined by the Board of Directors of the Company), at such per annum rate. Each such dividend will be payable to holders of record as they appear on the stock books of the Company on such record dates, not more than thirty nor less than fifteen days preceding the payment dates thereof, as shall be fixed by the Board of Directors or a duly authorized committee thereof. Dividends will accrue from the date of original issue. Dividends are cumulative from such date, whether or not in any dividend period or periods there are assets of the Company legally available for the payment of such dividends.

       If a dividend payment date is not a business day, dividends (if declared) on the 9% Preferred Stock will be paid on the immediately succeeding business day, without interest. A dividend period with respect to a dividend payment date is the period commencing on the immediately preceding dividend payment date and ending on the day immediately prior to the next succeeding dividend payment date. Dividends payable on the 9% Preferred Stock for any period less than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month. Dividends payable on the 9% Preferred Stock for each full dividend period shall be computed by dividing the per annum dividend rate by four.

       No full dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, on a parity with or junior to the 9% Preferred Stock for any period unless full dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the 9% Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the 9% Preferred Stock, and any other preferred stock ranking on a parity as to dividends with the 9% Preferred Stock, all dividends declared upon shares of the 9% Preferred Stock and any other preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on the 9% Preferred Stock and such other preferred stock will in all cases bear to each other the same ratio that accrued dividends per share (which, in the case of noncumulative preferred stock, shall not include any cumulation in respect of unpaid dividends for prior dividend periods) on the shares of the 9% Preferred Stock and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full dividends on all outstanding shares of the 9% Preferred Stock have been declared and paid for all past dividend periods, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Common Stock of the Company or another stock of the Company ranking junior to the 9% Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock of the Company or upon any other stock of the Company ranking junior to or on parity with the 9% Preferred Stock as to dividends or upon liquidation, nor will any Common Stock of the Company nor any other stock of the Company ranking junior to or on parity with the 9% Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired, other than in connection with the distribution or trading thereof, for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the 9% Preferred Stock as to dividends and upon liquidation).

     LIQUIDATION RIGHTS

       In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of 9% Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or of any other shares of stock of the Company ranking as to such a distribution junior to the shares of 9% Preferred Stock, a liquidating distribution in the amount of $10,000 per share (equivalent to $25 per Depositary Share) plus accrued and unpaid dividends (whether or not declared) for the then-current dividend period and all dividend periods prior thereto. After payment of such a liquidating distribution, the holders of shares of 9% Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. If, in the case of any such liquidation, dissolution or winding up of the Company, the assets of the Company or proceeds thereof should be insufficient to make the full $10,000 per share liquidation payment, plus all accrued and unpaid dividends on the 9% Preferred Stock, and liquidating payments on any other preferred stock ranking as to liquidation, dissolution or winding up on a parity with the 9% Preferred Stock, then such assets and proceeds will be distributed among the holders of the 9% Preferred Stock and any such other preferred stock ratably in accordance with the respective amounts which would be payable on such shares of 9% Preferred Stock and any such other preferred stock if all amounts thereon were paid in full. A consolidation or merger of the Company with one or more corporations will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

       Because the Company is a holding company, its rights and the rights of its creditors and its shareholders, including the holders of shares of the 9% Preferred Stock, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

     REDEMPTION

       The 9% Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The 9% Preferred Stock is not redeemable prior to December 30, 2004. On and after that date, the 9% Preferred Stock will be redeemable at the option of the Company, in whole at any time or from time to time in part, upon not less than thirty nor more than sixty days notice, at a redemption price equal to $10,000 per share (equivalent to $25 per Depositary Share), plus accrued and unpaid dividends (whether or not declared) to the date fixed for redemption.

       If shares of the 9% Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the 9% Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof. Each notice of redemption will include a statement setting forth: (i) the redemption date, (ii) the number of shares of the 9% Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price, (iv) that dividends on such shares to be redeemed will cease to accrue on such redemption date and (v) the place or places where holders may surrender certificates evidencing shares of 9% Preferred Stock for payment of the redemption price.

       Holders of 9% Preferred Stock will have no right to require redemption of the 9% Preferred Stock.

     VOTING RIGHTS


       Holders of the 9% Preferred Stock will have no voting rights except as set forth below or as otherwise from time to time required by law.

       Whenever dividends payable on the 9% Preferred Stock shall be in arrears for such number of dividend periods, whether or not consecutive, which shall in the aggregate contain a number of months equivalent to six calendar quarters, the holders of outstanding shares of the 9% Preferred Stock (voting as a class with holders of shares of all other series of preferred stock ranking on a parity with the 9% Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors on the terms set forth below. Such voting rights will continue until all past dividends accumulated on shares of 9% Preferred Stock shall have been paid in full. Upon payment in full of such dividends, such voting rights shall terminate except as expressly provided by law, subject to re-vesting in the event of each and every subsequent default in the payment of dividends as aforesaid. Holders of all series of preferred stock which are granted such voting rights (which rank on a parity with the 9% Preferred Stock) will vote as a class, and each holder of shares of the 9% Preferred Stock will have one vote for each share of stock held and each other series will have such number of votes, if any, for each share of stock held as may be granted to them. In the event that the holders of shares of the 9% Preferred Stock are entitled to vote as described in this paragraph, the Board of Directors of the Company will be increased by two directors, and the holders of the 9% Preferred Stock will have the exclusive right as members of such class, as outlined above, to elect two directors at the next annual meeting of stockholders.

       Upon termination of the right of the holders of the 9% Preferred Stock to vote for directors as discussed in the preceding paragraph, the term of office of all directors then in office elected by such holders will terminate immediately. Whenever the term of office of the directors elected by such holders ends and the related special voting rights expire, the number of directors will automatically be decreased to such number as would otherwise prevail.

       So long as any shares of 9% Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the 9% Preferred Stock outstanding at the time (voting as a class with all other series of preferred stock ranking on a parity with the 9% Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable), given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized or issued amount, of any class or series of stock ranking prior to the 9% Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; or (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of the Certificate of Incorporation or the Certificate of Designations relating to the 9% Preferred Stock designating the 9% Preferred Stock and the preferences and privileges, relative, participating, optional or other special rights and qualifications, limitations and restrictions thereof, so as to materially and adversely affect any right, preference, privilege or voting power of the 9% Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock, or any increase in the amount of authorized shares of 9% Preferred Stock, in each case ranking on a parity with or junior to the 9% Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

       The foregoing voting provisions will not apply if all outstanding shares of 9% Preferred Stock have been redeemed or sufficient funds have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

     TRANSFER AGENT AND REGISTRAR

       Citibank, N.A. is currently the transfer agent, registrar, dividend disbursing agent and redemption agent for the 9% Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

     GENERAL

       Each Depositary Share represents a one-four hundredth ownership interest in a share of 9% Preferred Stock. The shares of 9% Preferred Stock represented by Depositary Shares were deposited under a Deposit Agreement, dated as of November 3, 1994 (the "Deposit Agreement"), among the Company, Citibank, N.A. (the "Depositary") and the holders from time to time of the receipts (the "Depositary Receipts") evidencing the Depositary Shares. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled, in proportion to the applicable fraction of a share of 9% Preferred Stock represented by such Depositary Share, to all the rights and preferences of the 9% Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

       The Depositary Shares are evidenced by Depositary Receipts issued pursuant to the Deposit Agreement. Copies of the Deposit Agreement and the form of Depositary Receipt may be obtained from the Company upon request, and the following summary is qualified in its entirety by reference thereto.

     DIVIDENDS AND OTHER DISTRIBUTIONS

       The Depositary will distribute all cash dividends and other distributions received in respect of the 9% Preferred Stock to the record holders of Depositary Shares in proportion to the number of such Depositary Shares owned by such holders.

       In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     WITHDRAWAL OF STOCK

       Upon surrender of Depositary Receipts at the corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the holder of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of the 9% Preferred Stock and any money or other property represented by such Depositary Shares. Holders of Depositary Shares are entitled to receive whole shares of the 9% Preferred Stock on the basis of one share of 9% Preferred Stock for each four hundred Depositary Shares, but holders of such whole shares of 9% Preferred Stock will not thereafter be entitled to receive Depositary Shares in exchange therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of 9% Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. In no event will fractional shares of 9% Preferred Stock be delivered upon surrender of Depositary Receipts to the Depositary.

     REDEMPTION OF DEPOSITARY SHARES

       If the Company redeems the 9% Preferred Stock represented by the Depositary Shares, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of 9% Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to one-four hundredth of the redemption price per share payable with respect to the 9% Preferred Stock. Whenever the Company redeems shares of 9% Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of 9% Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     VOTING THE 9% PREFERRED STOCK

       Upon receipt of notice of any meeting at which holders of the 9% Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to the 9% Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the 9% Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of 9% Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of 9% Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of 9% Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing 9% Preferred Stock.

     AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

       The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless

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     such amendment has been approved by the holders of Depositary Receipts representing at least a majority (or, in the case of amendments relating to or affecting rights to receive dividends or distributions, or voting or redemption rights, two-thirds) of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed, (ii) there has been a final distribution in respect of the 9% Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts, or (iii) upon consent of holders of Depositary Receipts representing not less than two-thirds of the Depositary Shares then outstanding.

     CHARGES OF DEPOSITARY

       The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with any redemption of the 9% Preferred Stock. Holders of Depositary Receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts. The Depositary may refuse to effect any transfer of a Depositary Receipt or any withdrawal of shares of 9% Preferred Stock evidenced thereby until all such taxes and charges with respect to such Depositary Receipt or such shares of 9% Preferred Stock are paid by the holder thereof.

     MISCELLANEOUS

       The Depositary will forward all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the 9% Preferred Stock.

       Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and the Company and the Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or 9% Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting 9% Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

     RESIGNATION AND REMOVAL OF DEPOSITARY

       The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary. Any such resignation or removal will take effect upon the appointment of a successor Depositary, which successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                                    EXPERTS

       The consolidated financial statements and related financial statement schedules of the Company and its subsidiaries included or incorporated by reference in the Company's 1994 Annual Report on Form 10-K and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein. The Selected Financial Data under the captions "Operating Results", "Financial Position" and "Common Share Data" for each of the five years in the period ended December 30, 1994 included in the 1994 Annual Report to Stockholders of the Company and incorporated by reference herein, has been derived from consolidated financial statements audited by Deloitte & Touche LLP, as set forth in their reports incorporated by reference herein. Such consolidated financial statements and related financial statement schedules, and such Selected Financial Data incorporated by reference in this Prospectus and the Registration Statement of which this Prospectus is a part, have been included or incorporated herein by reference in reliance upon such reports of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

       With respect to unaudited interim financial information for the periods included in any of the Quarterly Reports on Form 10-Q (including any amendments applicable thereto) which may be incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in any such Quarterly Report on Form 10-Q (including any amendments applicable thereto) and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, (the "Act") for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

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